Product Supplement No. COMM STR-1	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated August 31, 2010 and Series A Prospectus Supplement dated May 27, 2011) March 15, 2013	File Number 333-169119

Strategic Accelerated Redemption Securities®

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Strategic Accelerated Redemption Securities® (the “notes”) are unsecured senior notes issued by Barclays Bank PLC. The notes are not principal protected, and you may lose some or all of your investment. Payment of the Call Amount (as defined below) or payment of the Redemption Amount (as defined below) at maturity, as applicable, is subject to our credit risk. Unless otherwise set forth in the applicable term sheet (as defined below), we will not pay interest on the notes.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

•	The term sheet will also identify the underlying “Market Measure,” which will be a commodity, a commodity-based index, or a “Basket” of commodities or commodity-based indices.

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The notes will be automatically called if the Observation Level (as defined below) of the applicable Market Measure on any Observation Date (as defined below) is greater than or equal to the applicable Call Level (as defined below) for that Observation Date, all as set forth in the applicable term sheet. If the notes are called, you will receive a cash payment for each unit of notes (the “Call Amount”) that will be set forth in the applicable term sheet. If your notes are “bear notes,” which would be specified in the applicable term sheet, your notes will be called if the Observation Level of the applicable Market Measure on any Observation Date is less than or equal to the applicable Call Level for that Observation Date. Except where otherwise specifically provided in this product supplement, all references in this product supplement to the “notes” shall be deemed to include a reference to bear notes.

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At maturity, if the notes have not been called, you will receive a cash payment per unit (the “Redemption Amount”) based on the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.

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If the Ending Value is greater than or equal to (or, in the case of bear notes, less than or equal to) the “Threshold Value” specified in the applicable term sheet, you will receive the Original Offering Price (as defined below). We will determine the Threshold Value on the pricing date of the notes, which will be the date the notes are priced for initial sale to the public.

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If the Ending Value is less than (or, in the case of bear notes, greater than) the Threshold Value, you will lose a percentage of the principal amount of your notes based on the percentage decline (or, in the case of bear notes, percentage increase) in the value of the Market Measure in excess of the Threshold Value, from the Starting Value to the Ending Value.

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The notes will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, your notes will not be listed on any securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer the notes.

The notes are unsecured and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. Potential purchasers of the notes should consider the information in “Risk Factors ” beginning on page S-9 of this product supplement and page S-6 of the accompanying Series A prospectus supplement. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

Strategic Accelerated Redemption Securities® is a registered service mark of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

This product supplement relates only to the notes and does not relate to any Market Measure or any underlying asset that comprises the Market Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

What are the notes?

The notes are senior unsecured debt securities issued by Barclays Bank PLC, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payment due on the notes, including any payment of the Call Amount or payment of the Redemption Amount at maturity, as applicable, is subject to our credit risk. Each issue of the notes will mature on the date set forth in the applicable term sheet, unless we call the notes on an earlier date, as described in this product supplement and in the applicable term sheet. The notes are not principal protected, and you may lose some or all of your investment depending on the performance of the Market Measure.

The notes are designed for investors who seek an early exit prior to maturity at a premium if the value of the applicable Market Measure is at or above (or, in the case of bear notes, at or below) its applicable Call Level on the relevant Observation Date. You must be willing to lose some or all of your principal if the notes are not called prior to their maturity, and the applicable Market Measure has declined below (or, in the case of bear notes, has increased above) the Threshold Value on the final Observation Date shortly before the maturity date. Unless specified in the applicable term sheet, your notes will not pay interest. You must be willing to forgo interest payments on your investment (such as fixed or floating interest rates paid on conventional non-callable debt securities) if the notes are non-interest bearing, accept a return that will not exceed the Call Amount, and bear the risk of loss of all or substantially all of your investment. You should also be aware that the automatic call feature may shorten the term of an investment in the notes, and you must be willing to accept that your notes may be called on any Observation Date. The Call Level, Observation Dates, Threshold Value, and Call Amount will be set forth in the applicable term sheet.

Are the notes equity or debt securities?

The notes are our senior debt securities and are not secured by collateral. However, the notes will differ from traditional debt securities in that their return is linked to the performance of the underlying Market Measure, and they are not principal protected. Unless otherwise specified in the applicable term sheet, you will not receive interest payments.

If the notes are called prior to the maturity date, the total cash amount that you will receive as payment on the notes will equal the Call Amount specified in the applicable term sheet. If the notes are not called prior to the maturity date, at maturity you may receive an amount that is less than the Original Offering Price, depending upon the performance of the Market Measure over the term of the notes. We describe how this amount at maturity is determined beginning on page S-23 of this product supplement.

Will you receive interest on the notes?

Unless otherwise specified in the applicable term sheet, you will not receive any interest payments on the notes. If the applicable term sheet provides for the payment of interest on the notes, the applicable term sheet will indicate the relevant terms on which you will receive interest payments. See “Description of the Notes—Interest.”

Is it possible for you to lose some or all of your investment in the notes?

Yes. Unless the applicable term sheet provides for the payment of interest on the notes, you will earn a positive return on your notes only if they are automatically called prior to their maturity date, as described in this product supplement and the applicable term sheet. If your notes are not called prior to maturity, your investment in the notes will not yield a positive return.

Further, if the Ending Value is less than (or, in the case of bear notes, greater than) the applicable Threshold Value on the final Observation Date shortly before the maturity date, then you will receive at maturity a cash amount that is less than the Original Offering Price of your notes.

As a result, you may lose all or a substantial portion of the amount that you invested to purchase the notes. Further, if you sell the notes prior to maturity, the price you may receive per unit may be less than the Original Offering Price.

What is the Market Measure?

The Market Measure will consist of one or more of the following:

•	the value of a commodity; or

•	a commodity-based index.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each component included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your notes.

Under what circumstances will the notes be called?

The notes will automatically be called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is greater than or equal to (or, in the case of bear notes, is less than or equal to) the applicable Call Level set forth in the applicable term sheet.

What will you receive if we call the notes?

If your notes are called, you will receive the Call Amount applicable to such Observation Date. The Call Amount will be equal to the Original Offering Price per unit plus the Call Premium. The “Call Premium” will be a percentage of the Original Offering Price that will be set forth in the applicable term sheet. If the notes are automatically called on an Observation Date other than the final Observation Date, we will redeem each note and pay the applicable Call Amount on the fifth business day (as defined below) after the applicable Observation Date (the “Call Settlement Date”), subject to postponement as described in the section entitled “Description of the Notes—Automatic Call.” If the notes are called on the final Observation Date, we will redeem the notes and pay the Call Amount on the maturity date.

How is the Redemption Amount calculated?

If your notes are not called, then at maturity, subject to our credit risk as issuer of the notes, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. Unless the applicable term sheet provides otherwise, the Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price; or

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price +	[	Original Offering Price ×	(	Ending Value - Threshold Value	)	]
Starting Value

In the case of bear notes, unless the applicable term sheet provides otherwise, the Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or less than the Threshold Value, then the Redemption Amount will equal the Original Offering Price; or

•	If the Ending Value is greater than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price +	[	Original Offering Price ×	(	Threshold Value - Ending Value	)	]
Starting Value

The “Threshold Value” will represent a percentage of the Starting Value, and will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for each note will be less than the Original Offering Price if there is any decrease (or, in the case of bear notes, increase) in the value of the Market Measure from the Starting Value to the Ending Value.

How will the Starting Value, the Ending Value, and the Observation Level be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure or a percentage of the closing level of the Market Measure on the pricing date. However, if a Market Disruption Event (as defined below) occurs on the pricing date, then the calculation agent will establish the Starting Value as set forth in the section “Description of the Notes—Market Disruption Events.”

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. We will assign each Basket Component a weighting (the “Initial Component Weight”), so that each Basket Component represents a percentage of the Starting Value on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet. See “Description of the Notes—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, the “Ending Value” will be the closing level of the Market Measure on the final Observation Date.

Unless otherwise specified in the applicable term sheet, the “Observation Level” will be the closing level of the Market Measure on any Observation Date.

The Observation Dates, including the final Observation Date, are subject to postponement in the event of a Market Disruption Event. See “Description of the Notes—Determining the Observation Level, the Starting Value, and the Ending Value,” “Description of the Notes—Automatic Call,” and, in the case of a Market Measure consisting of a Basket, “Basket Market Measures—Market Disruption Events Affecting a Basket Component.”

Is the return on the notes limited in any way?

Yes. Unless the applicable term sheet provides for the payment of interest on the notes, you will only receive a positive return on the notes if your notes are called. Even if the notes are called, unless otherwise provided in the applicable term sheet, your return on the notes will be limited to the Original Offering Price plus the applicable Call Premium. As a result, your participation in any upside potential (or, in the case of bear notes, downside potential) of the applicable Market Measure underlying your notes will not be greater than the Call Premium. Each term sheet will set forth examples of hypothetical Ending Values, Call Levels, and Threshold Values, that demonstrate the impact of the call feature on your notes.

Who will determine the amounts payable on the notes?

The calculation agent will make all calculations associated with the notes, such as determining the Observation Level, the Starting Value, the Ending Value, the Threshold Value, the Call Level, Call Amount, and the Redemption Amount. We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the commodities that are represented by the Market Measure?

No. An investment in the notes does not entitle you to any ownership interest in any commodities or commodities futures contracts. The notes will be payable only in U.S. dollars.

Who are the agents for the notes?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, prospectus supplement or prospectus or any term sheet as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The agents may solicit offers to purchase the notes from non-U.S. investors only in reliance on available private placement exemptions. See the section entitled “Plan of Distribution” in the prospectus supplement.

Will the notes be listed on an exchange?

Unless otherwise specified in the applicable term sheet, your notes will not be listed on any securities exchange or quotation system.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Determining the Observation Level, the Starting Value, and the Ending Value.”

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risks. The notes are not principal protected, and you may lose some or all of your investment. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-6 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully, together with the other risk factors referenced above, before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

If the notes are not called, your investment may result in a loss; you may not receive a return of some or all of your principal. The notes differ from ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payout to you will depend on whether your notes are called prior to the maturity date, and the direction of and percentage change in the value of the Market Measure on the relevant Observation Dates. If your notes are not called, you will receive on the maturity date a Redemption Amount that may be less than or equal to, but will not be greater than, the Original Offering Price of your notes. As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment.

If your notes are not called, and the Ending Value is below (or, in the case of bear notes, above) the Threshold Value on the final Observation Date, the Redemption Amount may be less, and possibly substantially less, than the Original Offering Price.

Your return, if any, is limited to the Call Premium. If the Observation Level of the Market Measure on any of the Observation Dates is greater than or equal to (or, in the case of bear notes, less than or equal to) the Call Level, the notes will be automatically called by us on that Observation Date. If the notes are automatically called, the amount payable on the notes will be the Call Amount, which is equal to the Original Offering Price plus the Call Premium applicable to the relevant Observation Date on which the notes are called (in addition to any accrued and unpaid interest in the case of interest bearing notes), regardless of the appreciation (or, in the case of bear notes, depreciation) of the Market Measure.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. Any yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return may be less than a comparable investment directly in the Market Measure, or the components included in the Market Measure. Your return on the notes, if any, will not exceed the applicable Call Amount plus any interest paid on the notes. In contrast, a direct investment in the Market Measure or its components would allow you to receive the full benefit of any appreciation in the value of the Market Measure or those components. Similarly, in the case of bear notes, a strategy such as a short sale could allow you to receive the full benefit of any depreciation in the value of the Market Measure or those components.

In addition, in certain instances, the Market Measure may consist of or include one or more commodities or commodity futures contracts that are traded in a non-U.S. currency, such as the euro or the Japanese yen. In such instances, if the value of that currency increases against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned these commodities or contracts. In the case of bear notes, you may not receive the benefit of any decreases in the value of the applicable Market Measure.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the amount payable to you upon an automatic call of the notes or at maturity is dependent upon our ability to repay our obligations on the applicable redemption date or the maturity date. This will be the case even if the value of the Market Measure increases (or, in the case of bear notes, decreases) after the pricing date. No assurance can be given as to what our financial condition will be on the applicable redemption date or maturity date.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or its components, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its components from multiple sources, and you should not rely on our views or the views expressed by these entities.

The historical performance of the applicable Market Measure should not be taken as an indication of its future performance during the term of the notes. Past performance of a Market Measure or the components of a Market Measure is not necessarily indicative of how it will perform in the future. Additionally, a Market Measure may be discontinued and replaced with a successor market measure (as defined below). It is impossible to predict whether the value of the Market Measure will rise or fall. The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that can affect the markets in which the Market Measure or its components are traded and the value of the Market Measure itself.

The costs of developing, hedging, and distributing the notes are reflected in the initial offering price, and will not be reflected in secondary market prices. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable agent with compensation for its services in developing the securities. The price, if any, at which you could sell your notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the underwriting discounts paid in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any agent or broker dealer, or the listed price in the case of listed notes, could be higher or lower than the Original Offering Price.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the underwriting discounts paid with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that one or more of the agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such agent may discontinue its market-making activities as to any issue of the notes at any time. To the extent that an agent engages in any market-making activities, it may bid for or offer any issue of the notes. Any price at which an agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any issue of the notes, it is likely that there would be significantly less liquidity in any secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

The amount that you receive at maturity or upon a call will not reflect changes in the value of the Market Measure other than on the Observation Dates. The values of the Market Measure during the term of the notes other than on the Observation Dates will not be reflected in the amount that you receive at maturity or upon a call. The calculation agent will calculate the amount to be paid at maturity or upon a call solely by reference to the value of the Market Measure on the applicable Observation Date. No other values of the Market Measure will be taken into account. As a result, your notes may not be called, and you may receive at maturity less than the Original Offering Price of your notes, even if the value of the Market Measure has increased (or, in the case of bear notes, decreased) at certain times during their term before decreasing to a value below the applicable Call Level and Threshold Value (or, in the case of bear notes, increasing to a value above the Call Level or Threshold Value) on the applicable Observation Dates.

If the Market Measure to which your notes are linked is a Basket, changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components. The Market Measure of your notes may consist of a Basket. In such a case, a change in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bear notes. Therefore, in calculating the Market Measure on any Observation Date, increases (or in the case of bear notes, decreases) in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or in the case of bear notes, lesser decreases or increases) in the value of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the values of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The respective index sponsors, exchanges or other price sources of the Market Measures (each, a “Market Measure Publisher”), may adjust the Market Measures or any components of a Market Measure in a way that affects their values, and the respective Market Measure Publishers have no obligation to consider your interests. The Market Measure Publishers can add, delete, or substitute the components included in a Market Measure or make other methodological changes that could change the value of that Market Measure. You should realize that the change of commodities or futures contracts included in a Market Measure may adversely affect that Market Measure. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of your notes. See “Description of the Notes—Discontinuance of a Market Measure.” The Market Measure Publishers will have no obligation to consider your interests in calculating or revising any Market Measure.

Exchange rate movements may impact the value of the notes. The notes will be denominated in U.S. dollars. If the value of a Market Measure component is traded in a currency other than U.S. dollars and, for purposes of the Market Measure, is converted into U.S. dollars or another currency, then the amount payable on the notes on the maturity date or upon a call may depend in part on the relevant exchange rates. If the value of the U.S. dollar increases (or in the case of bear notes, decreases) against the currencies of the Market Measure or its components, the value of the Market Measure or its underlying components may be adversely affected.

Unless otherwise stated in the applicable term sheet, the payment at maturity, or upon an automatic call of the notes, will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar. Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the applicable Market Measure and its components, and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Market Measure. Whether or not your notes will be called prior to the maturity date and, if not called, the Redemption Amount, is determined by reference to the value of the Market Measure on the applicable Observation Dates. Consequently, the market value of the notes at any time generally will depend to a significant extent on the value of the Market Measure. The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally and the markets on which the commodities or related futures contracts represented by or included in the Market Measure are traded, and the market segments of which these commodities or contracts are a part. Even if the value of the Market Measure increases (or in the case of bear notes, decreases) after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic redemption or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Observation Level or Ending Value, as applicable, is determined. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above the applicable Call Level (or in the case of bear notes is more than, or not sufficiently less than the Call Level), then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases, and the reverse will be the case for bear notes. However, as the value of the Market Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. In addition, because the amount payable on the notes upon an automatic redemption will not exceed the applicable Call Amount, we do not expect that the notes will trade in any secondary market at a level above the level reflected by that Call Amount. Similarly, if the notes are not automatically called on any Observation Date, your return will be limited to the Original Offering Price.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of your notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Market Measure and the value of the notes. If the Market Measure includes one or more indices or commodities that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your notes may also be affected by similar events in those markets.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy and any applicable markets outside of the United States, and, in turn, the value of the Market Measure. If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or any component, and, thus, the market value of the notes may be adversely affected.

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Exchange Rate Movements and Volatility. Foreign currency exchange rates represent the number of units of one currency (an “underlying currency”) for which one unit of another currency can be exchanged (a “base currency”). An exchange rate increases when the value of an underlying currency decreases relative to the applicable base currency, and decreases when the value of the underlying currency increases relative to that base currency. If the Market Measure of your notes includes any non-U.S. Market Measure, changes in, and the volatility of, the exchange rates between the

U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your notes. The amount payable on the notes on the maturity date, and whether your notes will be automatically called on any Observation Date, may depend in part on the relevant exchange rates.

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Relationship Between Exchange Rates and the Market Measure. The correlation between the relevant currency exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure. If the Market Measure of your notes includes a non-U.S. Market Measure, changes in these correlations may have a negative impact on the value of your notes.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our in the spread between the yield on our securities and the yield on U.S. Treasury securities (our “credit spreads”) and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

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Time to Maturity. There may be a disparity between the market value of notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach the expected redemption amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

Our purchases and sales, and those of the agents, may affect your return. We, the agents, and our respective affiliates may from time to time buy or sell the Market Measures, the components of Market Measures, or futures or options contracts on Market Measures or the components of the Market Measures for our own or their own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the values of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, the agents, and our respective affiliates or others on our or their behalf on or before the applicable pricing date may temporarily increase or decrease the value of a Market Measure or the components of a Market Measure. Consequently, the value of that Market Measure or the components of that Market Measure may change subsequent to the pricing date of an issue of the notes, affecting the value of the Market Measure and therefore the value of the notes.

Our trading and hedging activities, and those of the agents, may create conflicts of interest with you. We, the agents, and our respective affiliates may engage in trading activities related to the Market Measure and the commodities represented by the Market Measure that are not for your account or on your behalf. We, the agents, and our respective affiliates from time to time may buy or sell the commodities represented by the Market Measure or related futures or options contracts for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and underwriting activities could affect the Market Measure in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss.

These hedging transactions may be entered into on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. These activities could increase (or in the case of bear notes, decrease) the value of the Market Measure on the applicable pricing date.

In addition, from time to time during the term of each issue of the notes and in connection with the determination of the Ending Value, or upon a call, we, the agents, and our respective affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We, the agents, and our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in your notes and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers or their other customers, and in accounts under our management or under their management. These trading activities, if they influence the Market Measure or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities, and those of the agents, may affect your return on the notes and their market value. We, the agents, and our respective affiliates may engage in hedging activities that may affect the value of the Market Measure. Accordingly, these hedging activities may increase or decrease the market value of your notes prior to maturity, including on any Observation Date, and the payment that you may receive at maturity. In addition, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in the notes. We, the agents, and our respective affiliates may hold or resell the notes. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. Although we have no reason to believe that any of those activities will have a material impact on the value of the Market Measure, we cannot assure you that these activities will not affect the value of the Market Measure and the market value of your notes prior to maturity, the amount you may receive at maturity, or whether the notes will be called.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine each Observation Level, the Starting Value, the Threshold Value, the Ending Value, the Call Amount, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, or in connection with judgments that it would be required to make if the publication of an index is discontinued. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to a Market Measure,” and “—Discontinuance of a Market Measure.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return on the notes and their market value” above.

Significant aspects of the U.S. federal income tax treatment of the notes are uncertain. The U.S. federal income tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the U.S. federal income tax treatment described in this product supplement.

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes for tax purposes as pre-paid executory contracts in respect of the Market Measure, as described under “Material U.S. Federal Income Tax Considerations.” If the Internal Revenue Service were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes might differ.

As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes and whether all or part of the gain a holder may recognize upon the sale, redemption or maturity of an instrument such as the notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the notes even though a holder will not receive any payments with respect to the notes until redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the notes after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

For a more complete discussion of the U.S. federal income tax consequences of an investment in the notes please see “Material U.S. Federal Income Tax Considerations” in this product supplement. For a discussion of the U.S. federal income tax consequences of investing in any specific offering of the notes, please review the section of the applicable term sheet titled “Material U.S. Federal Income Taxation Considerations.” You should consult your tax advisor about your own tax situation.

Risks Relating to the Market Measures

Ownership of the notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or futures contracts included in the Market Measure. We will not invest in any of the commodities or futures contracts included in such Market Measure on behalf or for the benefit of holders of the notes.

The prices of commodities included in the Market Measure may change unpredictably, affecting the value of your notes in unforeseeable ways. Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the value of the Market Measure and the value of the notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain Market Measures or Basket Components may relate to a single industry (e.g., energy). These Market Measures and Basket Components may be more volatile than other types of more diversified market measures, such as a broad-based commodities index.

Suspension or disruptions of market trading in the applicable commodities and related futures markets may adversely affect the value of the notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the value of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the notes.

Changes in exchange methodology may affect the value of the notes prior to maturity. The value of a Market Measure will be determined by reference to fixing prices, spot prices, or related futures contracts of the commodities represented by or included in a Market Measure, as determined by the applicable exchange or as otherwise set forth in the applicable term sheet. An exchange may from time to time change any rule or bylaw or take extraordinary actions under its rules, any of which could adversely affect the prices of the applicable physical commodities or futures contracts, which could reduce the value of the Market Measure and the value of the notes.

In addition, some fixing prices or spot prices are derived from a principals’ market, which operates as an over the counter (“OTC”) physical commodity market, and of which we, MLPF&S, or our respective affiliates may be a member. Although market-making members of principals’ markets are typically supervised by regulating entities, the principals markets themselves are not regulated. If any tax or other form of regulation affects the trading of the relevant commodity by members of the relevant principals’ market, the role of the relevant market as a benchmark for the applicable commodity may be adversely affected.

Legal and regulatory changes could adversely affect the return on and value of your notes. The value or level of the underlying commodities or futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, requires regulators, such as the U.S. Commodity Futures Trading Commission (“CFTC”), to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. These rules have been, and may in the future be, subject to litigation challenging their validity, the potential final outcome of which cannot be known at this time. While the precise scope and effect of these final rules are not yet known, these limits will likely restrict the ability of market participants to trade in the commodities markets to the same extent as they have in the past. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect the applicable Market Measure and the value of your notes.

In addition, other regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If these regulations are adopted or other regulations are adopted in the future, they could have an adverse effect on the value of the applicable Market Measure and your notes.

The notes will not be regulated by the CFTC. Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets. A Market Measure may include futures contracts on physical commodities on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

If a Market Measure includes a commodity index, contango markets may have a negative effect on the level on that index, and therefore the value of the notes. A Market Measure may include a commodity index. Commodity indices generally reflect movements in commodity prices by measuring the values of futures contracts for the applicable commodities. To maintain the index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The level of the index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The difference in the prices of the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield.”

If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.” In this case, the effect of the roll yield on the level of the applicable index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” In this case, the effect of the roll yield on the level of the index will be negative because it costs more to replace the expiring futures contract.

There can be no assurances that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of any applicable index. If all other factors remain constant, the presence of contango in the market for a specific commodity included in an index could result in negative roll yield, which could decrease the level of that index and the value of the notes.

Changes in the composition and valuation of a commodity index may adversely affect the value of the notes. The composition of a commodity index may change over time as additional commodities satisfy the eligibility criteria or commodities currently included in that index fail to satisfy such criteria. The weighting factors applied to each commodity included in an index may change over time, based on changes in commodity prices, commodity forward curves, production statistics, or other factors. In addition, the index sponsor may modify the methodology for determining the composition and weighting of that index and for calculating its value in order to assure that that index represents a measure of the performance over time of the markets for the underlying commodities. Modifications to the methodology for determining the contracts to be included in an index and for valuing that index may be made in the future. These changes could adversely affect the level of that index, and the value of the notes.

In addition, the index sponsor may discontinue or suspend calculation or dissemination of an index or materially alter the methodology by which it calculates an index. Any such actions could affect the value of the notes. See “Description of the Notes—Adjustments to a Market Measure” and “—Discontinuance of a Market Measure.”

Neither we, MLPF&S, nor our respective affiliates control the actions or public disclosure of information of any physical commodity market or any exchange on which a Market Measure or Basket Component trades. None of us, the selling agents, or any of our respective affiliates will have independently verified the prices determined by these entities relating to the Market Measure. You, as an investor in the notes, should make your own investigation into the Market Measure and how it is traded. No physical commodity market or exchange on which a Market Measure or Basket Component trades will be involved in the offering of the notes in any way and none of them has any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each issue of the notes will be set forth in the applicable term sheet.

The notes are not principal protected.

Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund.

Unless automatically called prior to the maturity date according to their terms, the notes will mature on the date set forth in the applicable term sheet.

We will issue the notes in denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each issue of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Interest

Unless otherwise specified in the applicable term sheet, the notes will not bear interest. If the notes provide for the payment of interest, the applicable term sheet will set forth the relevant terms on which you will receive interest payments, including, but not limited to, (a) whether the interest rate will be fixed or variable, and if fixed, the rate or rates per annum, (b) the method or basis for determining any variable interest rates, (c) the interest payment dates and record dates, (d) the interest reset dates for variable interest rates, (e) any contingencies relating to such interest becoming payable to holders of the notes, and (f) the business day convention.

Automatic Call

The notes will be called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is greater than or equal to (or, in the case of bear notes, less than or equal to) the Call Level set forth in the applicable term sheet. The “Call Level” is the value of the Market Measure which will trigger an automatic call on an Observation Date.

If the notes are called, for each unit of notes that you own on the relevant Observation Date, we will pay you the Call Amount. The “Call Amount” will be equal to the Original Offering Price per unit plus the Call Premium per unit. The “Call Premium” will be a percentage of the Original Offering Price.

The Observation Dates and the related Call Amounts and Call Premium will be specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, if the notes are automatically called on an Observation Date other than the final Observation Date, we will redeem the notes and pay the applicable Call Amount on the applicable “Call Settlement Date,” which will be the fifth business day after the applicable Observation Date, subject to postponement as described below. If the notes are called on the final Observation Date, we will redeem the notes and pay the Call Amount on the maturity date.

Unless otherwise indicated in the applicable term sheet, if an Observation Date (other than the final Observation Date) is not a Market Measure Business Day (as defined below) or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event has occurred or is continuing; provided that the Observation Level will not be determined on a date later than the tenth scheduled Market Measure Business Day after the scheduled Observation Date, and if that day is not a Market Measure Business Day, or if a Market Disruption Event occurs or is continuing on that day, the calculation agent will determine the Observation Level (or, if not determinable, estimate) in a manner which is considered commercially reasonable under the circumstances on that tenth scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed, the date on which the Call Amount for that Observation Date will be paid, if applicable, will be on or about the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

A “business day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York, New York or London are authorized or required by law, regulation, or executive order to close.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which the applicable index level, spot price or official settlement price (as applicable) is determined and published by the applicable Market Measure Publisher.

Payment at Maturity

If the notes (other than bear notes) are not called prior to the maturity date, then subject to our credit risk as issuer of the notes, you will receive a Redemption Amount of notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. Unless the applicable term sheet provides otherwise, the Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price; or

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price +	[	Original Offering Price ×	(	Ending Value - Threshold Value	)	]
Starting Value

In the case of bear notes, unless the applicable term sheet provides otherwise, the Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or less than the Threshold Value, then the Redemption Amount will equal the Original Offering Price; or

•	If the Ending Value is greater than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price +	[	Original Offering Price ×	(	Threshold Value - Ending Value	)	]
Starting Value

The “Threshold Value” represents a percentage of the Starting Value and will be determined on the pricing date and set forth in the applicable term sheet.

Determining the Observation Level, the Starting Value, and the Ending Value

Unless otherwise specified in the applicable term sheet (or as described below under “Basket Market Measures” with respect to Baskets), the following definitions will apply.

The “Observation Level” will equal the closing value of the Market Measure on any Observation Date. The Observation Dates are subject to postponement in the event of a Market Disruption Event, as described above.

The “Starting Value” will equal the closing value of the Market Measure or a percentage of the closing level of the Market Measure on the pricing date. If a Market Disruption Event occurs on the pricing date, then the calculation agent will establish the Starting Value as set forth in the section “Description of the Notes—Market Disruption Events”.

The “Ending Value” will equal the closing value of the Market Measure on the final Observation Date, as determined by the calculation agent, provided that if a Market Disruption Event occurs on that date, then the Market Measure value used to calculate the Ending Value will be determined according to the Ending Value Market Measure Disruption Calculation (as described below). If the calculation agent determines that the final Observation Date is not a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, the Ending Value will equal the closing value of the Market Measure on the next Market Measure Business Day, provided that if a Market Disruption Event occurs on that date, then the Market Measure value used to calculate the Ending Value will be determined according to the Ending Value Market Measure Disruption Calculation described below. If no such days occur prior to the second scheduled Market Measure Business Day before the maturity date of the notes, the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent on the second scheduled Market Measure Business Day before the maturity date of the notes in a manner which the calculation agent considers commercially reasonable under the circumstances.

In the event a Market Disruption Event (as defined below) occurs on the final Observation Date with respect to a Market Measure that is a commodity index, the Ending Value will be determined by the calculation agent using the following “Ending Value Market Measure Disruption Calculation”:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is not affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the final Observation Date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the first Market Measure Business Day following the final Observation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any commodity or futures contract, the value of which is tracked by the Market Measure, on the final Observation Date and on each day to and including the second scheduled Market Measure Business Day prior to maturity, the price of such contract used to determine the closing value will be estimated by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances.

(3)	The calculation agent will determine the closing value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Market Measure. The exchange on which a commodity or futures contract, the value of which is tracked by the Market Measure, is traded for purposes of the foregoing definition means the exchange used to value such contract for the calculation of the Market Measure.

If a Market Disruption Event occurs on the final Observation Date as to a Market Measure that is not an index, the final Observation Date will be postponed until the first Market Measure Business Day on which no Market Disruption Event occurs or is continuing. If no such day occurs on or prior to the second business day prior to the maturity date, the calculation agent will determine the value of that Market Measure on such second business day prior to the maturity date in a manner which it considers commercially reasonable under the circumstances.

If the final Observation Date is postponed, under no circumstances will the maturity date be postponed.

Market Disruption Events

A “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1)	a material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Market Measure component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component;

(4)	a suspension of trading in one or more Market Measure components, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

In the event a Market Disruption Event occurs on the pricing date, the calculation agent will establish an initial value for the Market Measure (the “Initial Market Measure Value”) and the Starting Value using the following “Starting Value Market Measure Disruption Calculation”:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is not affected by a Market Disruption Event (an “Unaffected Commodity Component”), both the Initial Market Measure Value and the Starting Value will be based on the exchange published settlement price of such Unaffected Commodity Component on the pricing date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by the Market Measure and which is affected by a Market Disruption Event (an “Affected Commodity Component”):

a.	The calculation agent will establish the Initial Market Measure Value on the pricing date based on (i) the above-referenced settlement price of each Unaffected Commodity Component and (ii) the last exchange published settlement price for each Affected Commodity Component on the pricing date.

b.	The calculation agent will adjust the Initial Market Measure Value for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Commodity Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to such Affected Commodity Component. In the event that a Market Disruption Event occurs with respect to any Affected Commodity Component on the first and second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the price of such Affected Commodity Component used to determine the Starting Value in a manner that the calculation agent considers commercially reasonable under the circumstances.

c.	The final term sheet will set forth the Initial Market Measure Value, a brief statement of the facts relating to the establishment of the Initial Market Measure Value (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

The calculation agent will determine the Initial Market Measure Value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Market Measure. The exchange on which a commodity or futures contract, the value of which is tracked by the Market Measure, is traded for purposes of the above definition means the exchange used to value such contract for the calculation of the Market Measure.

Adjustments to a Market Measure

If at any time after the applicable pricing date, a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure or Basket Component, or in any other way materially modifies that Market Measure so that it does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure or Basket Component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Market Measure or Basket Component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of the applicable Market Measure or Basket Component as if those changes or modifications had not been made, and calculate the value with reference to the Market Measure or Basket Component, as so adjusted. Accordingly, if the method of calculating the level or value of a Market Measure or Basket Component is modified so that the value of the Market Measure or Basket Component is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Market Measure or Basket Component in order to arrive at a value as if it had not been modified.

Discontinuance of a Market Measure

If after the applicable pricing date, a Market Measure Publisher discontinues publication of a Market Measure to which an issue of the notes is linked, or one or more Basket Components, and that Market Measure Publisher or another entity publishes a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure or Basket Component (a “successor market measure”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the closing level on any Observation Date (and therefore whether an automatic call has occurred) and/or the Ending Value as described above under “—Payment at Maturity.” Upon any selection by the calculation agent of a successor market measure, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure or Basket Component after the applicable pricing date, and:

•	the calculation agent does not select a successor market measure; or

•	the successor market measure is not published on an applicable Observation Date,

the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the level or the value of the Market Measure or Basket Component before any discontinuance. If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure or Basket Component as described below, the successor market measure or value will be used as a substitute for that Market Measure or Basket Component for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure or Basket Component after the applicable pricing date and the calculation agent determines that no successor market measure is available on any day that would otherwise be an Observation Date, then on each day until the earlier to occur of:

•	the occurrence of an automatic call; or

•	the determination of the Ending Value; or

•	a determination by the calculation agent that a successor market measure is available,

the calculation agent will determine the value that would be used in determining whether an automatic call has occurred, computing the Call Amount or the Redemption Amount, as applicable, as described in the preceding paragraph as if that day were an Observation Date. The calculation agent will make available to holders of the notes information as to each such value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the specific Market Measure or Basket Component to which your notes are linked may adversely affect trading in the notes.

Basket Market Measures

If your notes are linked to a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component an Initial Component Weight so that each Basket Component represents a percentage of the Starting Value of the Basket on the applicable pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

We will set a fixed factor (the “Component Ratio”) for each Basket Component, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

Market Disruption Events Affecting a Basket Component

Unless otherwise specified in the term sheet, with respect to any Basket Component which is affected by a Market Disruption Event on the pricing date, the calculation agent will establish the value of each Basket Component, and as a result, each Component Ratio and the Starting Value, as follows:

(1)	With respect to each Basket Component which is not affected by the Market Disruption Event, the value of such Basket Component will be based on the exchange published settlement price or other applicable price of that commodity or futures contract or closing level of that index on the pricing date.

(2)	The value of an affected Basket Component will be determined using the Starting Value Market Measure Disruption Calculation set forth in “Market Disruption Events.”

Unless otherwise specified in the term sheet, with respect to any Basket Component which is affected by a Market Disruption Event on a scheduled Observation Date (including the final Observation Date) or if an Observation Date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the value of each Basket Component, and as a result, the Observation Level or Ending Value, as follows:

(1)	With respect to each Basket Component which is not affected by the Market Disruption Event, the value of such Basket Component will be based on the exchange published settlement price or other applicable price of that commodity or futures contract or closing level of that index on the scheduled Observation Date.

(2)	The value of an affected Basket Component will be determined in the manner described above in “Automatic Call” or “Determining the Observation Level, the Starting Value, and the Ending Value,” as applicable.

Computation of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on the applicable Observation Date and the Component Ratio applicable to each Basket Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00

Starting Value				100.00

Example 2: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.
(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Component multiplied by 100, and then divided by the closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Observation Level of the Market Measure on any Observation Date, the Threshold Value, the Ending Value, the Call Level, the Call Amount, the Redemption Amount, any Market Disruption Events, a successor market measure, business days, Market Measure Business Days, the amounts payable at maturity or upon a call of the notes, and calculations related to the discontinuance of any Market Measure. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Call Amount or the Redemption Amount, as applicable, in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the senior indenture, with respect to any issue of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Call Amount or the Redemption Amount described under the caption “—Automatic Call” or “—Payment at Maturity,” calculated as though the date of acceleration were the maturity date of the notes and as though the final Observation Date were five Market Measure Business Days prior to the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy, or insolvency of, or any analogous proceeding is filed with respect to us, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of the notes, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the notes will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, your notes will not be listed on any securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described under the heading “Plan of Distribution” beginning on page S-122 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

No agent is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, prospectus supplement, prospectus or any term sheet as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. This discussion applies to you only if you purchase your notes at initial issuance and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns the notes as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not apply to any notes that pay interest. Any particular offering of the notes may also have features or terms that cause the U.S. federal income tax treatment of such notes to differ materially from the discussion below. If such features are applicable to any particular offering of the notes, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering. In addition, the opinion of our counsel referenced below will only apply to a particular offering of notes if it is so stated in the applicable term sheet. Accordingly, you should carefully review the section of the applicable term sheet entitled “Material U.S. Federal Income Taxation Considerations”.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except as noted under “Foreign Account Tax Compliance Withholding” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of the notes and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL, OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat notes with a Threshold Value that is less than the Starting Value (or, in the case of bear notes, with a Threshold Value that is greater than the Starting Value) as pre-paid executory contracts in respect of the underlying Market Measure for U.S. federal income tax purposes. In the opinion of our counsel, Sullivan & Cromwell LLP, notes with a Threshold Value that is greater than or equal to the Starting Value (or, in the case of bear notes, with a Threshold Value that is less than or equal to the Starting Value) should be treated as pre-paid executory contracts in respect of the underlying Market Measure for U.S. federal income tax purposes. The terms of the notes will provide that Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the notes for all U.S. federal income tax purposes in accordance with such characterization. If the notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes. In general, your tax basis in your notes will be equal to the price you paid for them. Such capital gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If you are an initial purchaser, your holding period will generally begin on the date after the issue date for your notes and will generally include the maturity date or the date on which you sell your notes or they are redeemed.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments could be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, if the notes have a term that is greater than one year, the Internal Revenue Service might assert that your notes should be treated, as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the sale, redemption or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as short-term contingent debt instruments. There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and you should accordingly consult your tax advisor about this potential alternative treatment of the notes.

It is possible that your notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option (or call option, in the case of bear notes) in respect of the Market Measure that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the Market Measure or the components of the Market Measure. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each taxable year (i.e., recognize gain or loss as if the notes or the relevant portion of the notes had been sold for fair market value). It is also possible that you could be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time (i) a futures contract that is tracked by the Market Measure or any component of the Market Measure rolls or (ii) there is an adjustment to the notional portfolio tracked by the Market Measure or any component of the Market Measure or if the Market Measure is replaced with a successor index.

Additionally, if the applicable Market Measure is wholly or partially defined by reference to one or more metals (or an index that includes metals), it is also possible that the Internal Revenue Service could assert that your notes should be treated as wholly or partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate because (i) a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) we expect that the notes will track the value of collectibles only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Additionally, the Internal Revenue Service could assert that bear notes should not give rise to long-term capital gain or loss because bear notes offer exposure to a short investment strategy.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your notes is determined, even though you will not receive any amounts from the issuer in respect of your notes prior to the redemption or maturity of your notes. In such case, if the date on which the amount you are entitled to receive upon the redemption or maturity of your notes is determined before the date on which your holding period exceeds one year, you may be treated as having a holding period in respect of your notes that is not in excess of one year even if you receive cash upon the redemption or maturity of your notes at a time that is more than one year after the beginning of your holding period.

You should consult your tax advisor as to the tax consequences of these and other possible alternative characterizations of your notes for U.S. federal income tax purposes. For a further discussion of the tax treatment of the notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the notes even though a holder will not receive any payments with respect to the notes until redemption or maturity. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement (as potentially modified by the applicable term sheet) unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the notes after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Specified Foreign Financial Asset Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Foreign Account Tax Compliance Withholding. A 30% withholding tax will be imposed on certain payments to certain non-U.S. financial institutions that fail to comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. United States accountholders subject to such information reporting or certification requirements may include holders of the notes. To avoid becoming subject to the 30% withholding tax on payments to them, we and other non-U.S. financial institutions may be required to report information to the Internal Revenue Service regarding the holders of the notes and, in the case of holders who (i) fail to provide the relevant information, (ii) are non-U.S. financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the notes directly or indirectly through such non-compliant non-U.S. financial institutions, withhold on a portion of payments under the notes. Under final regulations issued by the Treasury Department, such withholding will not apply to payments made in respect of notes issued before January 1, 2014. Regarding payments made in respect of notes issued on or after January 1, 2014, such withholding will not apply to non-U.S. source payments made before January 1, 2017. However, the rules for the implementation of this legislation have not yet been finalized, so it is impossible to determine at this time what impact, if any, this legislation will have on holders of the notes.

Information Reporting and Backup Withholding. Please see the discussion under “Certain U.S. Federal Income Tax Considerations – Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA,” with each such plan a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“Similar Laws”). The fiduciaries of plans subject to Similar Laws should also consider the foregoing and ensuing issues in general terms as well as any further issues arising under the applicable Similar Laws.

In addition, we, the agents and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or any plan subject to Similar Laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or Similar Laws.

Further, any person acquiring or holding the notes on behalf of any Plan or with any assets of a Plan shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.